UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01	Entry Into a Material Definitive Agreement

On December 18, 2007, American Dental Partners, Inc. (the “Company”) and its subsidiary guarantors entered into a Forbearance Agreement with the lending institutions (the “Lenders”) party to the credit agreement dated February 22, 2005, as amended (the “Credit Agreement”) and KeyBank National Association, as lender and as administrative agent. Pursuant to the Forbearance Agreement, the Lenders have agreed to forebear, through the earlier of January 11, 2008 or the occurrence of an Event of Default other than those identified in the Forbearance Agreement, from exercising certain of their default-related rights and remedies under the Credit Agreement, arising out of the occurrence of certain defaults and/or events of default thereunder (the “Events of Default”). Capitalized terms used herein and not otherwise defined shall have the meaning attributed to them in the Credit Agreement.

The Forbearance Agreement states that the jury verdict in the civil actions among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company in the District Court of Minnesota, Fourth Judicial District (collectively, the “PDG Litigation”), as disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2007, constitutes a Material Adverse Event and, as a result, an Event of Default under the Credit Agreement. The Forbearance Agreement states that upon the entry of a judgment by the Court in the PDG Litigation in the amount of the jury verdict, a Default will occur. Finally, the Forbearance Agreement states that an Event of Default occurred on December 13, 2007 as a result of the representation and warranty regarding no material adverse change failing to be true and correct on the date of a borrowing under the Credit Agreement as a result of the jury’s verdict in the PDG Litigation.

Pursuant to the terms of the Forbearance Agreement, the Lenders have agreed, among other things, and upon satisfaction of certain conditions, to continue to make revolving loans to the Company in accordance with the Credit Agreement for use by the Company in the operation of its business, provided that the aggregate principal amount of all loans outstanding and letters of credit outstanding shall not exceed $51,424,000, and no other Defaults or Events of Default exist under the Credit Agreement. The Forbearance Agreement provides, as a condition thereto, that (i) the Court (x) shall not enter a judgment entry for an amount in excess of $130,540,647 (exclusive of post-judgment interest), (y) shall not enter a judgment entry against any entity other than the Company or PDHC, Ltd. and (z) shall not award any relief or other damages other than the monetary damages set forth in the jury’s verdict that materially and adversely affects any Credit Party, (ii) there shall not occur, in the sole opinion of the Lenders, any material and adverse development concerning the PDG Litigation, (iii) no person shall take any action against the Company or any of its Subsidiaries, or any of their properties or assets, to enforce the judgment entry in the PDG Litigation, or (iv) no judgment lien relating to the judgment order in the PDG Litigation shall be recorded against the Company or any of its Subsidiaries, or any of their properties or assets. The Forbearance Agreement states that no assets of any Credit Party that constitute Collateral shall be used to pay the award or any part thereof in the PDG Litigation or to secure a bond for the purposes of appealing the judgment entry in the PDG Litigation. In consideration of the Lenders’ entering into the Forbearance Agreement, the Company paid the Lenders a fee of $56,522.

On December 18, 2007, the Company and its subsidiary guarantors entered into a Forbearance Agreement with the lending institutions party to the term loan agreement dated September 25, 2007 (the “Term Loan Agreement”) and KBCM Bridge LLC, as lender and as administrative agent. Pursuant to the Forbearance Agreement, the Lenders have agreed to forebear, through the earlier of January 11, 2008 or the occurrence of an Event of Default other than those identified in the Forbearance Agreement, from exercising certain of their default-related rights and remedies under the Term Loan Agreement, arising out of the occurrence of certain defaults and/or events of default. The terms and conditions of the Forbearance Agreement with respect to the Term Loan Agreement are substantially similar to the terms of the Forbearance Agreement with respect to the Credit Agreement. In consideration of the lenders under the Term Loan Agreement entering into the Forbearance Agreement, the Company paid such lenders a fee of $43,478.

Copies of the Forbearance Agreements are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

On December 18, 2007, the Company issued a press release announcing the foregoing. A copy of the press release is filed herewith as exhibit 99.1.

ITEM 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Events of Default described in Item 1.01, above, were triggering events that would have accelerated a direct financial obligation of the Company if the Forbearance Agreements had not been entered into among the parties.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Forbearance Agreement among the Company and its subsidiary guarantors, the lending institutions party to the Credit Agreement and KeyBank National Association, as lender and as administrative agent, dated December 18, 2007.

10.2	Forbearance Agreement among the Company and its subsidiary guarantors, the lending institutions party to the Term Loan Agreement and KBCM Bridge LLC, as lender and as administrative agent, dated December 18, 2007.

99.1	Press release dated December 18, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

December 19, 2007	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President, Chief Financial Officer and Treasurer
(principal financial officer)